BILL OF SALE
                                  ------------


     THIS BILL OF SALE (this "BILL OF SALE"), dated as of July 12, 2002, is made by Appiant Technologies, Inc., a Delaware corporation ("SELLER") in favor of InPhonic, Inc., a Delaware corporation ("BUYER").

     WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of July 12, 2002 (the "PURCHASE AGREEMENT");

     WHEREAS, pursuant to the Purchase Agreement, Seller is this day selling, transferring, assigning, conveying and delivering to Buyer the Acquired Assets (as defined in the Purchase Agreement) free and clear of all security interests, liens, claims, encumbrances or restrictions; and

     WHEREAS, by this Bill of Sale, Seller desires to sell, transfer, assign, convey and deliver to Buyer the Acquired Assets, free and clear of all security interests, liens, claims, encumbrances or restrictions.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, transfer, assign, convey and deliver unto Buyer all of Seller's right, title and interest in and to all of the Acquired Assets, to have and to hold all of such Acquired Assets unto Buyer, its successors and assigns, to and for its or their use forever.

     It is expressly understood that this instrument is intended solely to restate, and not in any manner to amend, modify, enlarge or limit any warranties or agreements contained in the Purchase Agreement, and each of the covenants, agreements, representations and warranties and indemnities contained in the Purchase Agreement with respect to the Acquired Assets is hereby incorporated by reference as if set forth herein in full.

     This Bill of Sale is subject to all of the terms and conditions of the Purchase Agreement. In the event of any conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     All capitalized terms used without definition herein shall have the meaning specified in the Purchase Agreement.

     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale on the day and year first above written.


                                  APPIANT TECHNOLOGIES, INC.


                                  By:    /s/  Douglas  S.  Zorn
                                      ------------------------------------
                                  Name:  Doug  Zorn
                                  Title: President


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